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PRESS RELEASE

BROCKER SIGNS AGREEMENT WITH PIVOT TECHNOLOGIES TO LAUNCH REMOTE
NETWORK AND SECURITY MANAGEMENT SERVICES IN THE AUSTRALASIAN REGION

Auckland, NZ - August 9, 2000. Brocker Technology Group Ltd. (TSE: BKI, http://www.brockergroup.com) today announced that it has signed an agreement with Pivot Technologies Inc. to market Pivot's Automated Remote Management Services in the Australasian region. Under the agreement, Pivot Technologies will provide Brocker with high-end Unix systems, proprietary Pivot software, training, and 24x7 backup support.

Pivot's Automated Remote Management Services, with their Web interface, integrate tightly with Brocker's other business-to-business Internet-based solutions. The servers will be installed at Brocker's computer facility in Auckland, New Zealand.

Pivot Technologies - a wholly owned subsidiary of Micros-To-Mainframes, Inc. (Nasdaq: MTMC) - is a leading provider of automated remote network systems, security management, and related consulting and engineering services.

"We see this as an exciting growth opportunity, and expect strong demand for Network Managed Services across most sectors -- particularly Telecommunications, Health, Finance, and Application Service Provision," said Mr. Bruce Busbridge, Sales Manager of Brocker's Application Hosting division. "Networks have become business-critical assets for companies in every industry, whether or not they think they are involved in e-business. Companies that want to compete in the global online marketplace must have 24x7 availability, but it has to be cost effective. This agreement gives Brocker the ability to offer a scalable, enterprise class Network Management solution on a cost effective basis, particularly for small- to medium-sized companies."

Brocker will offer Pivot's Remote Management Services primarily through its channel partners. The Company plans to establish additional sales channels throughout Asia, upon securing further distribution rights.

Mr. Steven H. Rothman, President and CEO of Pivot, commented, "We are extremely pleased to have formed such a solid alliance with Brocker and its highly professional technology, sales and marketing executives. We are very confident in Brocker's ability to build an effective channel program that will increase the exposure of our services in the Australasian marketplace. The entire resources of Pivot Technologies Inc. are behind this venture."

Tony Travaglini, CTO and founder of the Pivot Technology Remote Managed Services, stated, "We have built a proven system that is scalable and a World Class solution for Network, Systems, and Security Management. We have designed a low-cost method of replicating our `Systems Managing Systems(TM)' technology anywhere around the globe. We are proud to have Brocker Technology Group representing the `Pivot' name and look forward to adding future representatives in other parts of the world."

About Pivot's Automated Remote Management Services

Pivot Technologies offers fully automated remote network, security and systems management services that are fundamentally different from conventional
solutions.   Pivot's  `Lights  Out(TM)'  solution  specifically   addresses  the
shortcomings  of   conventional   management:



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complexity,  and the cost of  establishing  and  staffing  a Network  Operations
Center. The Pivot Solution uses `Systems Managing Systems(TM)' technology. The systems are always on, always vigilant and respond more effectively than a Human Operator.

The systems are flexible and easily tailored to meet the diverse needs of an individual client. They can simply monitor the communication lines and infrastructure (routers and switches) or include servers, systems and critical underlying applications. The response mechanisms are customizable, as well, allowing alerts and reports to be sent by e-mail, pager, automated voice mail, or all of the above.

The Pivot solution is proactive, rather then reactive. Using a baseline "snapshot" of the clients network, the system can detect, correlate, and identify adverse trends prior to them becoming a problem.

About Brocker Technology Group Inc.
Brocker   Technology  Group  is  a  global  innovator  in   business-to-business
communication. The Company is focused on understanding and predicting how businesses will interact in this internet-enabled world.

From its origins distributing IT products, Brocker has been carefully crafting itself into a developer of intellectual property with global application. The broad range of products and services provided by Brocker includes: computer telephony, e-commerce, application service provision (ASP) and logistics.

Brocker was incorporated in 1993 in Alberta, Canada and listed on the Alberta Stock Exchange in November of 1994. That same year Brocker acquired Sealcorp, a computer hardware and software distribution company which had been established in New Zealand in 1987 and in Australia in 1992. Brocker transferred to the Toronto Stock Exchange in 1998.

About Pivot Technologies Inc.

Pivot is a wholly-owned subsidiary of Micros-to-Mainframes, a premier provider of network analysis & diagnostics, management, architecture, design, implementation and support services, as well as technology acquisition and deployment workflow management systems. Micros-to-Mainframes' practices in Network Analysis, Network & Systems Management, Internet Services, IT Consulting, Data & Network Security, Network Infrastructure Engineering, Integrated Communications, Technology Acquisition and Deployment Workflow Automation and Enterprise LifeCycle Managed Services create a comprehensive computer and communication services suite. The Company maintains sales, technology labs, help desk, network management operation centers, training and service facilities in Valley Cottage, New York, New York City, and Connecticut. Micros-To-Mainframes is an authorized reseller/partner and integrator for Microsoft, Compaq Computer, AT&T, Cisco Systems, Citrix, Axent Technologies, AVT Rightfax, Hewlett Packard, Level (3), Content Technologies, Intel Corp, IBM, Dell Computer, and Novell.

Note: The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.



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"SAFE HARBOR"  STATEMENT UNDER THE PRIVATE  SECURITIES  LITIGATION REFORM ACT OF
1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

BROCKER CONTACT
Brocker Technology Group
Robert Rowell
Tel: (800) 299-7823
Email: rrowell@brockergroup.com
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Web: www.brockergroup.com
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BROCKER INVESTOR & MEDIA RELATIONS
[GRAPHIC OMITTED]
Toll Free: (888) 301-6788
Fax: (604) 806-3367
Email: bki@mindsharecommunications.com

PIVOT CONTACT
Pivot Technologies Inc.
Steven Rothman
Tel: (914) 268-5000
Fax: (914) 268-9695
Email: stever@mtm.com
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Web: www.mtm.com
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Or www.pivottech.com
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